ARTICLES OF INCORPORATION

OF

COHEN & STEERS CLOSED-END OPPORTUNITY FUND, INC.

FIRST:                                                           (1) The name of the incorporator is Lawrence B. Stoller.

(2) The incorporator’s post office address is 280 Park Avenue, New York, New York 10017.

(3) The incorporator is over eighteen years of age.

(4) The incorporator is forming the corporation named in these Articles of Incorporation under the general laws of the State of Maryland.

SECOND:               The name of the corporation (hereinafter called the “Corporation”) is “Cohen & Steers Closed-End Opportunity Fund, Inc.”

THIRD:                  (1) The purpose for which the Corporation is formed is to conduct, operate and carry on the business of a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

(2) The Corporation may engage in any other business and shall have all powers conferred upon or permitted to corporations by the Maryland General Corporation Law.

FOURTH:              The post office address of the principal office of the Corporation within the State of Maryland is 300 East Lombard Street, Baltimore, Maryland 21202 in care of The Corporation Trust Incorporated; and the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

FIFTH:                   (1) The total number of shares of stock of all classes which the Corporation shall have authority to issue is one hundred million (100,000,000), all of which shall initially be Common Stock, having a par value of one-tenth of one cent ($.001) per share and an aggregate par value of one hundred thousand dollars ($100,000).  Such shares and the holders thereof shall be subject to the following provisions:

(a) Shares of Common Stock shall be entitled to dividends or distributions, in cash, in property or in shares of stock of any class, as may be declared from time to time by the Board of Directors, acting in its sole discretion, out of the assets lawfully available therefor.

(b) The Board of Directors is authorized, from time to time, to classify, reclassify, and designate as to series or class any unissued shares of stock of the Corporation, whether now or hereafter authorized, by setting, changing or eliminating the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of or rights to require redemption of the stock, and otherwise in any manner and to the extent now or hereafter permitted by the Maryland General Corporation Law.

(c) The Corporation may issue shares of stock in fractional denominations to the same extent as its whole shares, and shares in fractional denominations shall be shares of stock having proportionately to the respective fractions represented thereby all the rights of whole shares, including without limitation, the right to vote, the right to receive dividends and distributions, and the right to participate upon the liquidation of the Corporation, but excluding any right to receive a stock certificate representing fractional shares.

(2) No stockholder shall be entitled to any preemptive or other right to purchase or subscribe for any shares of the Corporation’s capital stock or any other security that the Corporation may issue or sell other than as the Board of Directors may establish.

(3) No stockholder shall be entitled to exercise the rights of an objecting stockholder under Subtitle 2 of Title 3 of the Maryland General Corporation Law, or under any successor statutory provisions with respect to objecting stockholders.

(4) All persons who shall acquire shares of capital stock in the Corporation shall acquire the same subject to the provisions of the Charter and By-Laws of the Corporation.

(5) Notwithstanding any provision of the Maryland General Corporation Law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as otherwise provided in the Charter.

SIXTH:                   (1) The number of Directors of the Corporation shall initially be two.  The number of Directors of the Corporation may be changed pursuant to the By-Laws of the Corporation but shall at no time be less than the minimum number required under the Maryland General Corporation Law nor more than twelve (12), except that the number of Directors of the Corporation may be increased to more than twelve (12) pursuant to Articles Supplementary filed by the Corporation with respect to any preferred stock issued by the Corporation in accordance with the 1940 Act.  The names of the initial Directors, each of whom shall serve until the first annual meeting of stockholders or until his successor is duly chosen and qualifies, are Robert H. Steers and Martin Cohen.

(2) Beginning with the first annual meeting of stockholders held after the initial public offering of the shares of the Corporation (the “first annual meeting”) and if at such time, the number of Directors shall be three (3) or more, the Board of Directors of the Corporation shall be divided into three classes:  Class I, Class II and Class III.  At the first annual meeting, Directors of Class I shall be elected to the Board of Directors for a term expiring at the next succeeding annual meeting of stockholders, Directors of Class II shall be elected to the Board of Directors for a term expiring at the second succeeding annual meeting of stockholders and Directors of Class III shall be elected to the Board of Directors for a term expiring at the third succeeding annual meeting of stockholders, or thereafter in each case when their respective successors are elected and qualify.  At each subsequent annual meeting of stockholders, the Directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the Directors whom they succeed and shall be elected for a term expiring at the time of the third succeeding annual meeting of stockholders subsequent to their election, or thereafter in each case when their respective successors are elected and qualify.  The number of directorships shall be apportioned among the classes by the Board of Directors so as to maintain the number of Directors in each class as nearly equal as possible, but in no case shall a decrease in the number of Directors shorten the term of any incumbent Director.

(3) A Director of the Corporation may be removed from office only for cause and then only by vote of the holders of at least seventy-five percent (75%) of the votes entitled to be cast for the election of Directors.

SEVENTH:             The following provisions are inserted for the purpose of defining, limiting and regulating the powers of the Corporation and of the Board of Directors and stockholders.

(1) In addition to its other powers explicitly or implicitly granted under these Articles of Incorporation, the By-Laws of the Corporation, by law or otherwise, the Board of Directors of the Corporation:

(a) is expressly and exclusively authorized to make, alter, amend or repeal the By-Laws of the Corporation;

(b) may from time to time determine whether, to what extent, at what times and places, and under what conditions and regulations the accounts and books of the Corporation, or any of them shall be open to inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document of the Corporation except as conferred by statute or as authorized by the Board of Directors of the Corporation;

(c) is empowered to authorize, without stockholder approval, the issuance and sale from time to time of shares of stock of the Corporation of any class, and securities convertible into stock of the Corporation of any class, whether now or hereafter authorized, for such consideration as the Board may deem advisable;

(d) is empowered, without the assent or vote of the stockholders, to authorize the Corporation to issue obligations of the Corporation, secured or unsecured, as the Board of Directors may determine, and to authorize and cause to be executed mortgages and liens upon the real or personal property of the Corporation.

(e) is authorized to establish the basis or method for determining the value of the assets and the amount of the liabilities of the Corporation and the net asset value of shares of any class of the Corporation’s stock;

(f) is authorized to determine what accounting periods shall be used by the Corporation for any purpose; to set apart out of any funds of the Corporation reserved for such purposes as it shall determine and to abolish the same; to declare and pay any dividends and distributions in cash, securities or other property from any funds legally available therefor, at such intervals as it shall determine; to declare dividends or distributions by means of a formula or other method of determination, at meetings held less frequently than the frequency of the effectiveness of such declarations; to establish payment dates for dividends or any other distributions on any basis, including dates occurring less frequently than the effectiveness of declarations thereof, and to authorize dividends payable in one class of the Corporation’s stock to the holders of another class of the Corporation’s stock.

(2) Any determination made in good faith by or pursuant to the direction of the Board of Directors, as to the amount of the assets, debts, obligations, or liabilities of the Corporation, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating such reserves or charges, as to the use, alteration or cancellation of any reserves or charges (whether or not any obligation or liability for which the reserves or charges have been created has been paid or discharged, or is then or thereafter required to be paid or discharged), as to the value of or the method of valuing any investment owned or held by the Corporation, as to the number of shares of the Corporation outstanding, as to the estimated expense to the Corporation in connection with purchases of its shares, as to the ability to liquidate investments in orderly fashion, or as to any other matters relating to the issue, sale, redemption or other acquisition or disposition of investments or shares of the Corporation, shall be final and conclusive and shall be binding upon the Corporation and all holders of its shares, past, present, and future, and shares of the Corporation are issued and sold on the condition and understanding that any and all such determination shall be binding as aforesaid.

EIGHTH:                (1) Upon the first occurrence, if any, of an Automatic Conversion Event (as defined below), the Corporation will convene a special meeting of stockholders (the “Conversion Special Meeting”) for the purpose of voting on a proposal (the “Closed-End Proposal”) that the Corporation remain a “closed-end company,” as such term is defined in the 1940 Act (a “Closed-End Fund”).  If at the Conversion Special Meeting the Closed-End Proposal is approved by a

Majority Stockholder Vote (as defined below), or if the Conversion Charter Amendments (as defined below) are not approved by a Majority Stockholder Vote, the Corporation shall continue to operate as a Closed-End Fund.  The proxy statement with respect to the Conversion Special Meeting shall contain such amendments to these Articles of Incorporation (the “Conversion Charter Amendments”) as the Board of Directors shall declare advisable and reasonably necessary to convert the Corporation from a Closed-End Fund to an “open-end company,” as such term is defined in the 1940 Act (an “Open-End Fund”), including amendments to make shares of the Corporation’s stock “redeemable securities” as that term is defined in the 1940 Act.  If the Closed-End Proposal is not approved by a Majority Stockholder Vote, each vote cast (excluding abstentions or non-broker votes) at the Conversion Special Meeting against continuation of the Corporation as a Closed-End Fund shall be deemed an affirmative vote in favor of the Conversion Charter Amendments.  If at the Conversion Special Meeting the Closed-End Proposal is not approved by a Majority Stockholder Vote, and the Conversion Charter Amendments are approved by a Majority Stockholder Vote, the Corporation will automatically convert from a Closed-End Fund to an Open-End Fund.  In such event, the Corporation shall promptly take such actions as necessary to convert the Corporation to an Open-End Fund, including amending these Articles of Incorporation to include the Conversion Charter Amendments, and the Corporation shall, upon complying with any requirements of the 1940 Act and state law, become an Open-End Fund.

(2)  Notwithstanding any other provisions of these Articles of Incorporation or the By-Laws of the Corporation, the Directors shall fix a date not more than 45 days following the first occurrence, if any, of an Automatic Conversion Event as the record date for the determination of stockholders of record for purposes of the Conversion Special Meeting, and the Conversion Special Meeting and any adjournments thereof shall be held within 90 days of such record date; provided, however, that in the event that the date, as so determined, of the Conversion Special Meeting would be within 60 days of the anniversary of the annual meeting of stockholders last held, then the matters to be voted on pursuant to Paragraph (1) above may, in the discretion of the Board of Directors, be voted on at the next convened annual meeting of stockholders and such annual meeting of stockholders shall be considered, for purposes of this Article EIGHTH, to be the Conversion Special Meeting.

(3)  Upon the first occurrence, if any, of a Subsequent Automatic Conversion Event, the Corporation will submit a Closed-End Proposal to stockholders at the Corporation’s annual meeting of stockholders next succeeding the occurrence of such Subsequent Automatic Conversion Event.  If at such annual meeting of stockholders, the Closed-End Proposal is approved by a Majority Stockholder Vote, or if the Conversion Charter Amendments are not approved by the vote required under Paragraph (1) of this Article EIGHTH, the Corporation shall continue to operate as a Closed-End Fund.  If at such annual meeting of stockholders, the Closed-End Proposal is not approved by a Majority Stockholder Vote, and the Conversion Charter Amendments are approved by the vote required under Paragraph (1) of this Article EIGHTH, the Corporation will automatically convert from a Closed-End Fund to an Open-End Fund (in the manner described in Paragraph (1) of this Article EIGHTH and within the time periods described in Paragraph (2) of this Article EIGHTH).

(4)  As used in this Article EIGHTH, the following terms shall have the meanings as set forth below:

(i)  “Automatic Conversion Event” shall mean the occurrence for any period of 75 consecutive Trading Days, from and after a period commencing five years from the closing date of the initial public offering of common stock of the Corporation, when the average Closing Price of the common stock is at least seven and one-half percent (7.5%) less than the average Net Asset Value of the common stock during such period of 75 Trading Days; provided, however, that the Corporation shall not be converted to an Open-End Fund unless such conversion is permitted by the 1940 Act.

(ii)  “Closing Price” shall mean the consolidated closing price on a Trading Day as reported by the NYSE.

(iii)  “Majority Stockholder Vote” shall mean the affirmative vote of a majority of the total number of votes entitled to be cast thereon.

(iv)  “Net Asset Value” shall mean the net asset value of the Corporation per share as determined by the Corporation pursuant to its policies and procedures then in effect.

(v)  “NYSE” shall mean the New York Stock Exchange or such other principal stock exchange on which the common stock is listed and traded.

(vi)  “Subsequent Automatic Conversion Event” shall mean any Automatic Conversion Event which occurs at any time following the approval of a Closed-End Proposal by Majority Stockholder Vote (or following failure of the stockholders to approve the Conversion Charter Amendments).

(vii)  “Trading Day” shall mean any day on which the NYSE is open and on which there is trading in the common stock.

NINTH:                  (1) Notwithstanding any other provision of these Articles of Incorporation, the affirmative vote of the holders of (a) eighty percent (80%) of the votes entitled to be cast thereon by stockholders of the Corporation and (b) in the case of a Business Combination (as defined below), sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast thereon by stockholders of the Corporation other than votes entitled to be cast thereon by an Interested Party (as defined below) who is (or whose Affiliate or Associate (each as defined below) is) a party to a Business Combination (as defined below) or by an Affiliate or Associate of the Interested Party, in addition to the affirmative vote of seventy-five percent (75%) of the entire Board of Directors, shall be required to advise, approve, adopt or authorize any of the following:

(i) a merger, consolidation or statutory share exchange of the Corporation with or into another person;

(ii) issuance or transfer by the Corporation (in one or a series of transactions in any 12 month period) of any securities of the Corporation to any person or entity for cash, securities or other property (or combination thereof) having an aggregate fair market value of $1,000,000 or more, excluding (a)

issuances or transfers of debt securities of the Corporation, (b) sales of securities of the Corporation in connection with a public offering, (c) issuances of securities of the Corporation pursuant to a dividend reinvestment plan adopted by the Corporation, (d) issuances of securities of the Corporation upon the exercise of any stock subscription rights distributed by the Corporation and (e) portfolio transactions effected by the Corporation in the ordinary course of business;

(iii) sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Corporation (in one or a series of transactions in any 12 month period) to or with any person or entity of any assets of the Corporation having an aggregate fair market value of $1,000,000 or more except for portfolio transactions (including pledges of portfolio securities in connection with borrowings) effected by the Corporation in the ordinary course of its business (transactions within clauses (i), (ii) and (iii) above being known individually as a “Business Combination”);

(iv) the voluntary liquidation or dissolution of the Corporation, or an amendment to these Articles of Incorporation to terminate the Corporation’s existence; or

(v) any stockholder proposal as to specific investment decisions made or to be made with respect to the Corporation’s assets.

However, the stockholder vote described in Paragraph (1) of this Article NINTH will not be required with respect to the foregoing transactions (other than those set forth in (v) above) if they are approved by a vote of seventy-five percent (75%) of the Continuing Directors (as defined below).  In that case, if

Maryland law requires stockholder approval, the affirmative vote of a majority of the votes entitled to be cast shall be required, and if Maryland law does not require stockholder approval, no stockholder approval will be required.

(i) “Continuing Director” means any member of the Board of Directors of the Corporation who is not an Interested Party or an Affiliate of an Interested Party and has been a member of the Board of Directors for a period of at least 12 months, or has been a member of the Board of Directors since the Corporation’s initial public offering of its Common Stock, or is a successor of a Continuing Director who is unaffiliated with an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

(ii) “Interested Party” shall mean any person, other than an investment company advised by the Corporation’s initial investment manager, or any of its Affiliates, that enters, or proposes to enter, into a Business Combination with the Corporation.

(iii) “Affiliate” and “Associate” shall have the meaning ascribed to each such respective term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(2) Continuing Directors of the Corporation acting by vote of at least 75% shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine (a) whether a person is an Affiliate or Associate of another, and (b) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

(3) Notwithstanding any other provision of these Articles of Incorporation (except for Article EIGHTH), the affirmative vote of seventy-five percent (75%) of the entire Board of Directors shall be required to advise, approve, adopt or authorize the conversion of the Corporation from a Closed-End Fund to an Open-End Fund, and any amendments to Article THIRD and otherwise to these Articles of Incorporation necessary to effect the conversion.  Such conversion or any such amendment shall also require the approval of the holders of seventy-five percent (75%) of the votes entitled to be cast thereon by stockholders of the Corporation unless approved by a vote of seventy-five percent (75%) of the Continuing Directors (as defined above), in which event such conversion and amendment shall require the approval of the holders of a majority of the votes entitled to be cast thereon by stockholders of the Corporation.  If the provisions in Article EIGHTH apply, the provisions in this Section (3) shall not.

TENTH:                 (1) To the full extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages.  This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not that person is a director or officer at the time of any proceeding in which liability is asserted.

(2) The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the full extent that indemnification of directors is permitted by the Maryland General Corporation Law.  The Corporation shall indemnify and advance expenses to it officers to the same extent as its directors and may do so to such further extent as is consistent with law.  The Board of Directors may by By-Law, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the full extent permitted by the Maryland General Corporation Law. This indemnification applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

(3) No provision of this Article shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

(4) References to the Maryland General Corporation Law in this Article are to that law as from time to time amended.  No amendment to the Charter shall affect any right of any person under this Article based on any event, omission or proceeding prior to the amendment.

ELEVENTH:          (1) The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Charter in the manner now or hereafter prescribed by the laws of the State of Maryland, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any outstanding stock, and all rights conferred upon stockholders herein are granted subject to this reservation.

(2) In addition to the voting requirements imposed by law or by any other provision of these Articles of Incorporation, the provisions set forth in this Article ELEVENTH, the provisions of Paragraphs (2) and (3) of Article SIXTH, the provisions of these Articles of Incorporation setting the maximum number of Directors at twelve (12) (except as otherwise provided in Paragraph (1) of Article SIXTH), the provisions of Article NINTH, and the provisions of Article TENTH, may not be amended, altered or repealed in any respect, nor may any provision inconsistent with this Article ELEVENTH, the provisions of Paragraphs (2) and (3) of Article SIXTH, the provision setting the maximum number of Directors at twelve (12) (except as otherwise provided in Paragraph (1) of Article SIXTH) or the provisions of Article NINTH OR TENTH be adopted, unless such action is advised by seventy-five percent (75%) of the entire Board of Directors and approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes entitled to be cast by stockholders of the Corporation.

IN WITNESS WHEREOF, the undersigned, being the incorporator of the Corporation, has adopted and signed these Articles of Incorporation and does hereby acknowledge that the adoption and signing are his act.

Lawrence B. Stoller

Dated: , 2006